Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Sarah Cassella Manager External Communications T - (412) 433-6777 E - sacassella@uss.com	Investors/Analysts Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com

FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS BEST QUARTERLY RESULTS SINCE 2014

•	Net earnings of $51 million, or $0.32 per diluted share

•	Operating cash flow of $264 million; nine months operating cash flow of $577 million

•	Total liquidity of $3.1 billion, including $1.4 billion of cash

PITTSBURGH, November 1, 2016 – United States Steel Corporation (NYSE: X) reported third quarter 2016 net earnings of $51 million, or $0.32 per diluted share, which included an unfavorable adjustment of $14 million, or $0.08 per diluted share, associated with the impairment of intangible assets. This compared to a third quarter 2015 net loss of $173 million, or $1.18 loss per diluted share, and a second quarter 2016 net loss of $46 million, or $0.32 loss per diluted share.
For a description of the non-generally accepted accounting principles (non-GAAP) measures and a reconciliation from net earnings (loss) attributable to U. S. Steel, see the non-GAAP Financial Measures section.

Earnings Highlights

(Dollars in millions, except per share amounts)	3Q 2016	2Q 2016	3Q 2015
Net Sales	$2,686	$2,584	$2,830
Segment earnings (loss) before interest and income taxes
Flat-Rolled	$114	$6	$(18)
U. S. Steel Europe	81	55	18
Tubular	(75)	(78)	(50)
Other Businesses	18	10	10
Total segment earnings (loss) before interest and income taxes	$138	$(7)	$(40)
Postretirement benefit income (expense)	8	12	(11)
Other items not allocated to segments	(14)	23	(119)
Earnings (loss) before interest and income taxes	$132	$28	$(170)
Net interest and other financial costs	62	81	53
Income tax provision (benefit)	19	(7)	(50)
Less: Net earnings attributable to the noncontrolling interests	—	—	—
Net earnings (loss) attributable to United States Steel Corporation	$51	$(46)	$(173)
-Earnings (loss) per basic share	$0.32	$(0.32)	$(1.18)
-Earnings (loss) per diluted share	$0.32	$(0.32)	$(1.18)

Adjusted earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) (a)	$272	$134	$85
(a) Please refer to the non-GAAP Financial Measures section of this document for the reconciliation of net earnings (loss) attributable to United States Steel Corporation to adjusted EBITDA.
Commenting on results, U. S. Steel President and Chief Executive Officer Mario Longhi said, "Our third quarter results improved significantly from the second quarter as each of our segments improved, resulting in our highest quarterly segment income since the fourth quarter of 2014. We faced some operational challenges that limited our ability to realize the full benefits of an improved pricing environment, but we continued to make progress in our Carnegie Way transformation efforts. With our very strong cash and liquidity position, we remain focused on the investments that we need to continue to make to revitalize our facilities and deliver value-enhancing solutions for our customers."
Segment earnings before interest and income taxes were $138 million, or $37 per ton, for the third quarter of 2016 compared with a segment loss before interest and income taxes of $7 million, or $2 per ton, in the second quarter of 2016 and a segment loss before interest and income taxes of $40 million, or $10 per ton, in the third quarter of 2015.
For the third quarter 2016, we recorded a tax provision of $19 million on our pre-tax earnings of $70 million. Due to the full valuation allowance on our domestic deferred tax assets, the tax provision does not reflect any tax impact on domestic results.

We generated positive operating cash flow of $577 million for the nine months ended September 30, 2016. As of September 30, 2016, U. S. Steel had $1.4 billion of cash and $3.1 billion of total liquidity.
Segment Analysis
Third quarter results for our Flat-Rolled segment improved from the second quarter as both spot and contract prices increased, and benefits from an improving product mix and our Carnegie Way initiatives continued to grow. Operational issues adversely impacted shipments from our Flat-Rolled facilities. In the last half of the third quarter, we experienced unplanned outages at several of our steelmaking and finishing facilities. Our third quarter shipments were negatively impacted by approximately 125,000 tons as a result of unplanned outages, as our streamlined plant operating configuration extends the time it takes to recover volumes from unplanned outages. A planned outage and lower operating rates at our mining operations also negatively impacted our results.
    Third quarter results for our European segment increased compared to the second quarter due to higher average realized euro-based prices, partially offset by higher iron ore costs. The ongoing benefits of our Carnegie Way efforts continue to drive improved operating margins.
Third quarter results for our Tubular segment increased compared to the second quarter, but continue to reflect the challenges of operating at very low utilization rates in a low price environment.
2016 Outlook
Commenting on U. S. Steel’s outlook for 2016, Longhi said, "As we move through the rest of 2016, operational issues remain a headwind for us, as we continue to recover from unplanned outages in the third quarter, while also completing our planned maintenance outages. We have identified the critical assets that require additional capital investment and increased maintenance spending in order to improve our reliability and quality, and to lower our costs. We plan to use our strong cash and liquidity position to expedite the revitalization of our facilities and to fund additional growth projects. This will enhance the ongoing development of the differentiated solutions that make us a strategic business partner for our customers. We continue to make progress on our Carnegie Way transformation, and we have many opportunities ahead of us."

If market conditions, which include spot prices, customer demand, import volumes, supply chain inventories, rig counts and energy prices, remain at their current levels, we expect:

•	2016 net loss of approximately $355 million, or a loss of $2.26 per share, and adjusted EBITDA of approximately $475 million;

•	Results for our Flat-Rolled and European segments to be higher than 2015 results and results for our Tubular segment to be lower than 2015 results;

•
To be cash positive for the year, including net proceeds from our equity offering of $482 million and approximately $500 million of cash benefits from working capital improvement in 2016, primarily related to better inventory management, driven by improved sales and operations planning practices; and

•	Improved results for Other Businesses and approximately $52 million of postretirement benefit income.
We believe market conditions will change, and as changes occur during the balance of 2016, our net loss and adjusted EBITDA should change consistent with the pace and magnitude of changes in market conditions.
Please refer to the non-GAAP Financial Measures section of this document for the reconciliation of the Outlook net earnings to adjusted EBITDA.
*****
We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and adjusted EBITDA, which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance.
We believe that EBITDA, considered along with the net earnings (loss), is a relevant indicator of trends relating to cash generating activity and provides management and investors with additional information for comparison of our operating results to the operating results of other companies.
Adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share are non-GAAP measures that exclude the effects of restructuring charges, impairment charges, losses associated with U. S. Steel Canada Inc. and losses on debt extinguishment that are not part of the Company’s core operations. Adjusted EBITDA is also a non-GAAP measure that excludes the effects of restructuring charges, impairment charges and losses associated with U. S. Steel Canada Inc. We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA to enhance the understanding of our ongoing operating performance and established trends affecting our core operations, particularly cash generating activity, by excluding the effects of restructuring charges, impairment charges and losses associated with non-core operations that can obscure underlying trends. U. S. Steel’s management considers adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA useful to investors by facilitating a comparison of our operating performance to the operating performance of our competitors, many of which use adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA as alternative measures of operating performance. Additionally, the presentation of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA provides insight into management’s view and assessment of the Company’s ongoing operating performance, because management does not consider the adjusting items when evaluating the Company’s financial performance or in preparing the Company’s annual financial outlook. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA should not be considered a substitute for net earnings (loss), earnings (loss) per diluted share or other financial measures as computed in accordance with U.S. GAAP and is not necessarily comparable to similarly titled measures used by other companies.
A consolidated statement of operations (unaudited), consolidated cash flow statement (unaudited), condensed consolidated balance sheet (unaudited) and preliminary supplemental statistics (unaudited) for U. S. Steel are attached.
The Company will conduct a conference call on third quarter earnings on Wednesday, November 2, at 8:30 a.m. Eastern Daylight. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains information that may constitute “forward-looking statements” within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.
References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its Consolidated Subsidiaries.

-oOo-
2016-XXX

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
(Dollars in millions, except per share amounts)	2016	2016	2015	2016	2015
NET SALES	$2,686	$2,584	$2,830	$7,611	$9,002

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	2,360	2,397	2,654	7,193	8,512
Selling, general and administrative expenses	73	64	99	206	308
Depreciation, depletion and amortization	126	129	136	384	418
Earnings from investees	(18)	(28)	(6)	(91)	(29)
Impairment of intangible assets	14	—	—	14	—
Losses associated with U. S. Steel Canada Inc.	—	—	16	—	271
Restructuring and other charges	(3)	(6)	103	1	275
Net loss (gain) on disposal of assets	3	—	(1)	6	(2)
Other income, net	(1)	—	(1)	(1)	(2)

Total operating expenses	2,554	2,556	3,000	7,712	9,751

EARNINGS (LOSS) BEFORE INTEREST AND INCOME TAXES	132	28	(170)	(101)	(749)
Net interest and other financial costs	62	81	53	208	170

EARNINGS (LOSS) BEFORE INCOME TAXES	70	(53)	(223)	(309)	(919)
Income tax provision (benefit)	19	(7)	(50)	26	(410)

Net earnings (loss)	51	(46)	(173)	(335)	(509)
Less: Net earnings (loss) attributable to the
noncontrolling interests	—	—	—	—	—
NET EARNINGS (LOSS) ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$51	$(46)	$(173)	$(335)	$(509)

COMMON STOCK DATA:

Net earnings (loss) per share attributable to
United States Steel Corporation stockholders:
Basic	$0.32	$(0.32)	$(1.18)	$(2.22)	$(3.49)
Diluted	$0.32	$(0.32)	$(1.18)	$(2.22)	$(3.49)

Weighted average shares, in thousands
Basic	160,513	146,582	146,324	151,199	146,008
Diluted	161,700	146,582	146,324	151,199	146,008

Dividends paid per common share	$0.05	$0.05	$0.05	$0.15	$0.15

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Nine Months Ended
	September 30,
(Dollars in millions)	2016	2015
Cash provided by operating activities:
Net loss	$(335)	$(509)
Depreciation, depletion and amortization	384	418
Impairment of intangible assets	14	—
Losses associated with U. S. Steel Canada Inc.	—	271
Restructuring and other charges	1	275
Pensions and other postretirement benefits	(38)	(33)
Deferred income taxes	9	(385)
Net loss (gain) on disposal of assets	6	(2)
Working capital changes(a)	491	306
Income taxes receivable/payable	14	7
Other operating activities	31	(95)
Total	577	253

Cash used in investing activities:
Capital expenditures(a)	(268)	(354)
Acquisitions	—	(25)
Disposal of assets	6	2
Other investing activities	(20)	6
Total	(282)	(371)

Cash provided by (used in) financing activities:
Issuance of long-term debt, net of financing costs	958	—
Repayment of long-term debt	(1,019)	(18)
Settlement of contingent consideration	(15)	—
Common stock issued	482	—
Receipts from exercise of stock options	4	1
Dividends paid	(22)	(22)
Total	388	(39)

Effect of exchange rate changes on cash	7	(32)

Net increase (decrease) in cash and cash equivalents	690	(189)
Cash and cash equivalents at beginning of the year	755	1,354

Cash and cash equivalents at end of the period	$1,445	$1,165
(a)2015 amounts have been revised to correct a prior period error that resulted in decreased capital expenditures of $55 million with the offsetting change to accounts payable. Without the correction, 2015 capital expenditures would have been $409 million.

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Sept. 30	Dec. 31
(Dollars in millions)	2016	2015
Cash and cash equivalents	$1,445	$755
Receivables, net	1,196	1,063
Inventories	1,742	2,074
Other current assets	28	25
Total current assets	4,411	3,917
Property, plant and equipment, net	4,218	4,411
Investments and long-term receivables, net	538	540
Intangible assets, net	177	196
Other assets	123	103

Total assets	$9,467	$9,167

Accounts payable	$1,655	$1,493
Payroll and benefits payable	464	462
Short-term debt and current maturities of long-term debt	92	45
Other current liabilities	186	148
Total current liabilities	2,397	2,148
Long-term debt, less unamortized discount and debt issuance costs	2,988	3,093
Employee benefits	1,097	1,101
Other long-term liabilities	383	388
United States Steel Corporation stockholders' equity	2,601	2,436
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$9,467	$9,167

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and adjusted EBITDA, which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with the net earnings (loss), is a relevant indicator of trends relating to cash generating activity and provides management and investors with additional information for comparison of our operating results to the operating results of other companies. Adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share are non-GAAP measures that exclude the effects of restructuring charges, impairment charges, losses associated with USSC and losses on debt extinguishment that are not part of the Company’s core operations. Adjusted EBITDA is also a non-GAAP measure that excludes the effects of restructuring charges, impairment charges and losses associated with U. S. Steel Canada Inc. We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA to enhance the understanding of our ongoing operating performance and established trends affecting our core operations, particularly cash generating activity, by excluding the effects of restructuring charges, impairment charges and losses associated with non-core operations that can obscure underlying trends. U. S. Steel’s management considers adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA useful to investors by facilitating a comparison of our operating performance to the operating performance of our competitors, many of which use adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA as alternative measures of operating performance. Additionally, the presentation of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA provides insight into management’s view and assessment of the Company’s ongoing operating performance, because management does not consider the adjusting items when evaluating the Company’s financial performance or in preparing the Company’s annual financial outlook. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA should not be considered a substitute for net earnings (loss), earnings (loss) per diluted share or other financial measures as computed in accordance with U.S. GAAP and is not necessarily comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED EBITDA

	Quarter Ended
	Sept. 30	June 30	Sept. 30
(Dollars in millions)	2016	2016	2015
Reconciliation to Adjusted EBITDA
Net earnings (loss) attributable to United States Steel Corporation	$51	$(46)	$(173)
Income tax provision (benefit)	19	(7)	(50)
Net interest and other financial costs	62	81	53
Depreciation, depletion and amortization expense	126	129	136
EBITDA	258	157	(34)
Supplemental unemployment, severance costs and other charges	—	(23)	12
Impairment of intangible assets	14	—	—
Loss on shutdown of Fairfield Flat-Rolled Operations	—	—	91
Loss on write-down of retained interest in USSC	—	—	16
Adjusted EBITDA	$272	$134	$85

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS

	Quarter Ended(a)
	Sept. 30	June 30	Sept. 30
(Dollars in millions, except per share amounts)	2016	2016	2015
Reconciliation to adjusted net earnings (loss) attributable to United States Steel Corporation
Net earnings (loss) attributable to United States Steel Corporation	$51	$(46)	$(173)
Supplemental unemployment, severance costs and other charges	—	(23)	7
Impairment of intangible assets	14	—	—
Loss on shutdown of Fairfield Flat-Rolled Operations	—	—	53
Losses associated with U. S. Steel Canada Inc.	—	—	10
Loss on debt extinguishment	—	24	—
Total adjustments	14	1	70
Adjusted net earnings (loss) attributable to United States Steel Corporation	$65	$(45)	$(103)

Reconciliation to adjusted diluted net loss per share
Diluted net earnings (loss) per share	$0.32	$(0.32)	$(1.18)
Supplemental unemployment, severance costs and other charges	—	(0.16)	0.05
Impairment of intangible assets	0.08	—	—
Loss on shutdown of Fairfield Flat-Rolled Operations	—	—	0.36
Losses associated with U. S. Steel Canada Inc.	—	—	0.07
Loss on debt extinguishment	—	0.17	—
Total adjustments	0.08	0.01	0.48
Adjusted diluted net earnings (loss) per share	$0.40	$(0.31)	$(0.70)
(a) The adjustments included in this table for the quarter ended September 30, 2015 have been tax effected at the quarterly effective tax rate while the adjustments for the quarters ended September 30, 2016 and June 30, 2016 have been tax effected at a 0% tax rate due to the recognition of a full valuation allowance.

UNITED STATES STEEL CORPORATION
RECONCILIATION OF ANNUAL ADJUSTED EBITDA OUTLOOK

Year Ended
Dec. 31
(Dollars in millions)	2016
Reconciliation to Projected Annual Adjusted EBITDA Included in Outlook
Projected net loss attributable to United States Steel Corporation included in Outlook	$(355)
Estimated income tax expense	40
Estimated net interest and other financial costs	270
Estimated depreciation, depletion and amortization	505
Restructuring, impairment and other charges	15
Projected annual adjusted EBITDA included in Outlook	$475

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
(Dollars in millions)	2016	2016	2015	2016		2015
SEGMENT EARNINGS (LOSS) BEFORE INTEREST AND INCOME TAXES
Flat-Rolled	$114	$6	$(18)	$(68)		$(149)
U. S. Steel Europe	81	55	18	122		75
Tubular	(75)	(78)	(50)	(217)		(115)
Other Businesses	18	10	10	42		24
Total Segment Earnings (Loss) Before Interest and Income Taxes	138	(7)	(40)	(121)		(165)
Postretirement benefit income (expense)	8	12	(11)	36		(38)
Other items not allocated to segments:
Supplemental unemployment and severance costs	—	23	(12)	(2)		(31)
Impairment of intangible assets	(14)	—	—	(14)		—
Losses associated with U. S. Steel Canada Inc.	—	—	(16)	—		(271)
Loss on shutdown of coke production facilities	—	—	—	—		(153)
Loss on shut-down of Fairfield Flat-Rolled Operations	—	—	(91)	—		(91)

Earnings (loss) before interest and income taxes	$132	$28	$(170)	$(101)		$(749)

CAPITAL EXPENDITURES
Flat-Rolled(a)	$23	$28	$63	$97		$196
U. S. Steel Europe	17	22	33	68		78
Tubular	11	18	35	81		75
Other Businesses	—	1	2	22		5

Total(a)	$51	$69	$133	$268	(b)	$354	(b)
(a)The amount for the nine months ended September 30, 2015 has been revised to correct a prior period error that resulted in decreased capital expenditures of $55 million. Without the correction, total capital expenditures for the Company for the nine months ended September 30, 2015 would have been $409 million.
(b) Excludes the (decrease) increase in accrued capital expenditures of $(114) million and $49 million for the nine months ended September 30, 2016, and 2015, respectively.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
	2016	2016	2015	2016	2015
OPERATING STATISTICS
Average realized price: (a)
Flat-Rolled ($/net ton)	718	642	674	658	712
U. S. Steel Europe ($/net ton)	503	485	516	483	527
U. S. Steel Europe (euro/net ton)	451	430	464	433	473
Tubular ($/net ton)	1,049	1,050	1,264	1,094	1,516
Steel Shipments (thousands of net tons):(a)
Flat-Rolled	2,535	2,692	2,676	7,725	8,005
U. S. Steel Europe	1,105	1,125	1,020	3,235	3,375
Tubular	103	70	154	262	465
Total Steel Shipments	3,743	3,887	3,850	11,222	11,845

Intersegment Shipments (thousands of net tons):
Flat-Rolled to Tubular	2	—	137	44	381
Raw Steel Production (thousands of net tons):
Flat-Rolled	2,734	2,735	3,240	8,248	8,916
U. S. Steel Europe	1,279	1,258	1,133	3,689	3,615
Raw Steel Capability Utilization: (b)
Flat-Rolled	64%	65%	66%	65%	61%
U. S. Steel Europe	102%	101%	90%	98%	97%
(a) Excludes intersegment shipments.
(b) Based on annual raw steel production capability of 17.0 million net tons for Flat-Rolled and 5.0 million net tons for U. S. Steel Europe. Prior to the permanent shutdown of the blast furnace and associated steelmaking operations, along with most of the flat-rolled finishing operations at Fairfield Works late in the third quarter of 2015, annual raw steel production capability for Flat-Rolled was 19.4 million net tons.